As filed with the Securities and Exchange Commission on August 2, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

L-3 COMMUNICATIONS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3937434 (I.R.S. Employer Identification Number)
L-3 Communications Holdings, Inc.
600 Third Avenue
New York, New York 10016
(Address of Principal Executive Offices) (Zip Code)
L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan
(Full title of the plan)

Steven M. Post, Esq.
Senior Vice President, General Counsel and Corporate Secretary
L-3 Communications Holdings, Inc.
600 Third Avenue
New York, New York 10016
(Name and address of agent for service)
(212) 697-1111
(Telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:
Avrohom J. Kess, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		maximum	Proposed
		offering	maximum	Amount of
	Amount to be	price per	aggregate	registration
Title of securities to be registered	registered(1)	share(2)	offering price(2)	fee(2)
Common Stock, $0.01 par value per share	7,220,667 shares	$73.45	$530,357,991.15	$37,814.52

(1)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of common stock (the “Common Stock”) issuable under the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan (the “Plan”), as this amount may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions.

(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the Common Stock reported on the New York Stock Exchange composite transaction tape on July 28, 2010.

EXPLANATORY NOTE
     The 7,220,667 shares of Common Stock of L-3 Communications Holdings, Inc. (the “Company” or the “Registrant”) being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which registration statements (File Nos. 333-103752 and 333-151964) on Forms S-8 were filed with the Securities and Exchange Commission (the “Commission”) on March 11, 2003 and June 26, 2008, respectively. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed with the Commission by the Company are hereby incorporated in this Registration Statement by reference:
(a)	Annual Report on Form 10-K of the Company for the year ended December 31, 2009;

(b)	Quarterly Report on Form 10-Q of the Company for the quarter ended March 26, 2010;

(c)	Quarterly Report on Form 10-Q of the Company for the quarter ended June 25, 2010;

(d)	Current Reports on Form 8-K of the Company filed on July 14, 2010, June 22, 2010, June 9, 2010, June 7, 2010, May 24, 2010, April 30, 2010, April 16, 2010 and February 25, 2010; and

(e)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A12B filed on May 18, 1998, as amended by the amendment to the certificate of incorporation as described in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for, among other things:
     (i) permissive indemnification for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;
     (ii) permissive indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by designated persons, including directors, officers, employees or agents of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;
     (iii) mandatory indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in defense of litigation covered by (i) and (ii) above; and
     (iv) that the indemnification and advancement of expenses provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.
     In addition to the indemnification provisions of the DGCL described above, the Registrant’s Certificate of Incorporation (the “Certificate of Incorporation”) provides that the Registrant shall, to the fullest extent permitted by the DGCL, (i) indemnify its officers and directors and (ii) advance expenses incurred by such officers or directors in relation to any action, suit or proceeding.
     The Registrant’s Bylaws (the “Bylaws”) require, in certain instances, the advancement of expenses to an officer or director (without a determination as to his conduct) in advance of the final disposition of a proceeding if such person furnishes a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification.
     The Bylaws purport to confer upon officers and directors contractual rights to indemnification and advancement of expenses as provided therein. The right to indemnification and advancement of expenses as provided therein shall (i) vest at the time that such claimant becomes a director, officer, employee or agent of the Registrant or at the time such claimant becomes a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at the request of the Registrant and (ii) continue as to the claimant even though he may have ceased to be a director, officer, employee or agent of the Registrant.
     The Certificate of Incorporation limits the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of the fiduciary duty as a director, other than liability as a director (i) for breach of duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (certain illegal distributions) or (iv) for any transaction for which the director derived an improper personal benefit.
     The Registrant maintains officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 8.	EXHIBITS.
     For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

ITEM 9.	UNDERTAKINGS.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of August, 2010.

L-3 COMMUNICATIONS HOLDINGS, INC.
By:	/s/ Steven M. Post
	Name:	Steven M. Post, Esq.
	Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven M. Post, Esq., as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 2nd day of August, 2010.

Signature	Title

/s/ Michael T. Strianese Michael T. Strianese	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Ralph G. D’Ambrosio Ralph G. D’Ambrosio	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Dan Azmon Dan Azmon	Vice President and Corporate Controller (Principal Accounting Officer)

/s/ Robert B. Millard Robert B. Millard	Director

/s/ Claude R. Canizares Claude R. Canizares	Director

/s/ Thomas A. Corcoran Thomas A. Corcoran	Director

/s/ Lewis Kramer Lewis Kramer	Director

/s/ John M. Shalikashvili John M. Shalikashvili	Director

/s/ Arthur L. Simon Arthur L. Simon	Director

/s/ Alan H. Washkowitz Alan H. Washkowitz	Director

/s/ John P. White John P. White	Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of L-3 Communications Holdings, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, as filed with the Commission on August 6, 2002 (File No. 001-14141)).

4.2	Amended and Restated By-laws (incorporated herein by reference to Exhibit 3(ii) of L-3 Communications Holdings, Inc.’s Current Report on Form 8-K, as filed with the Commission on April 29, 2009 (File No. 001-14141)).

4.3	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of L-3 Communications Holdings, Inc.’s Quarterly Report on Form 10-Q for the period ended June 25, 2010, as filed with the Commission on August 2, 2010 (File No. 001-14141)).

4.4	L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan (incorporated herein by reference to Exhibit 10.1 of L-3 Communications Holdings, Inc.’s Quarterly Report on Form 10-Q for the period ended March 26, 2010, as filed with the Commission on May 5, 2010 (File No. 001-14141)).

5	Opinion of Simpson Thacher & Bartlett LLP, with respect to legality of securities being registered hereunder.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Simpson Thacher & Bartlett LLP (reference is made to Exhibit 5 filed herewith).*

24	Power of Attorney (included on the signature page to this Registration Statement).*

*	Filed herewith